November 29, 2013

Research Solutions, Inc.

5435 Balboa Blvd., Suite 202

Encino, CA 91316

Ladies and Gentlemen:

We have acted as counsel to Research Solutions, Inc., a Nevada corporation (the “ Company ”) in connection with the Registration Statement on Form S-1 (the “ Registration Statement ”) filed by the Company with the Securities and Exchange Commission (the “ Commission ”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of up to 419,000 shares of common stock, $0.001 par value per share, (the “ Shares ”) and 989,998 shares of common stock, $0.001 par value per share, underlying outstanding warrants (“Warrant Shares”) as described in the Registration Statement.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, on certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Nevada Revised Statute.

Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

 Based upon and subject to the foregoing, we are of the opinion that the Warrant Shares, when issued pursuant to the terms of the warrants, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Interests of Named Experts and Counsel.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Silvestre Law Group, P.C.

Silvestre Law Group, P.C.